Exhibit 10.16.2
PIER 1 IMPORTS
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
ADOPTED JUNE 24, 1999
AS AMENDED MARCH 25, 2008
Cash Compensation (payable in advance at beginning of each fiscal year)

•	Non-Employee Director Annual Retainer	$150,000
•	Audit Committee Chair Annual Retainer	$25,000
•	Compensation Committee Chair Annual Retainer	$25,000
•	Nominating/Corporate Governance Committee Chair Annual Retainer	$10,000
•	Non-Executive Chairman of the Board Annual Retainer	$75,000
Effective March 1, 2009 (beginning of fiscal year 2010) fifty percent (50%) of such cash compensation shall, in lieu of being paid to the Non-Employee Director, be deferred into Director Deferred Stock Units.
Director Deferred Stock Units
•	Pursuant to the Director Deferred Stock Unit Awards program set forth in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, as amended.

•	Each Non-Employee Director may elect to defer all or a portion of the remaining 50% (in whole percentages) of their non-mandatory deferred cash fees (i.e., director, committee chair and chairman annual retainers) for an upcoming fiscal year into an equivalent value of deferred stock units, provided that any such deferral election is made on or before and becomes irrevocable as of the December 31 immediately preceding such fiscal year and is effective for the entire fiscal year.

•	Deferrals of the director annual retainer both mandatory and voluntary (other than the portion of the deferral representing committee chair or chairman annual retainers) are credited with an additional 25% of the deferred amount.

•	At the time a Non-Employee Director ceases to be a Director of the Company, the deferred stock units credited to such Director at that time shall be adjusted by Pier 1 Imports to remove from the credited amount (i) any portion of the deferred stock units applicable to the time period following the Director ceasing to be a Director of the Company, plus (ii) an amount of deferred stock units equal to any cash compensation paid to the Non-Employee Director for such time period (such units to be valued as of the cash compensation payment date).